Exhibit 11
                      Computation of Per Share Earnings


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

                     Lannett Company, Inc and Subsidiary

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                 Period ended Sept 30
                                            1998              1998                      1997              1997
                                            ------------------------------------------------------------------------
                                            Net Income        Shares                    Net Income        Shares
Basic earnings per share factors           $ 58,325            5,206,128                $ 366,710           5,206,128

Effect of potentially dilutive
option plans and debentures:

   Interest on debentures                  $ 46,000                                     $  46,000

   Conversion on debentures                                   10,328,000                                   9,824,000

Employee stock options                                            43,486
                                            ------------------------------------------------------------------------


Diluted earnings per share factors         $104,325           15,577,614                $ 412,710          15,030,128
                                            -------           ----------                 --------          ----------


Basic earnings per share                   $   0.01                                     $    0.07

Diluted earnings per share                 $  0.007                                     $    0.03


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